Exhibit 99.1

May 16, 2007

Contact: Ron Kurtz
(713) 267-3686

MAXXAM REPORTS RESULTS FOR FIRST QUARTER OF 2007

HOUSTON, Texas (May 16, 2007) - MAXXAM Inc. (AMEX: MXM) reported a net loss of $12.3 million, or $2.33 loss per share, for the first quarter of 2007, compared to a net loss of $10.2 million, or $1.71 loss per share for the same period a year ago. Net sales for the first quarter of 2007 totaled $28.7 million, compared to $80.2 million in the first quarter of 2006.

FOREST PRODUCTS OPERATIONS

As discussed below, on January 18, 2007, The Pacific Lumber Company (Palco) and its wholly owned subsidiaries, including Scotia Pacific Company LLC (Scopac), (collectively, the Debtors) filed for reorganization under Chapter 11 of the Bankruptcy Code. As a result, the Company deconsolidated the Debtors' financial results beginning January 19, 2007, and began reporting its investment in the Debtors using the cost method. Accordingly, the Company's consolidated financial results for the three months ended March 31, 2007 only include activity for the Debtors from January 1, 2007 through January 18, 2007.

REAL ESTATE OPERATIONS

Real estate sales were $11.6 million for the first quarter of 2007, as compared to $29.0 million for the same period a year ago, primarily due to the substantial sell-out of lots at the Company's Mirada development in 2006 and a reduction in deferred profit at the Company's Palmas del Mar development.

RACING OPERATIONS

Net sales and operating results for the Company's racing operations declined slightly for the first quarter of 2007, as compared to the same period in 2006, principally due to a decline in average daily attendance and attendance-dependent wagering at Sam Houston Race Park.

CORPORATE AND OTHER

The Corporate segment's operating losses represent general and administrative expenses that are not specifically attributable to the Company's operating segments. The Corporate segment's operating losses increased $0.9 million in the first quarter of 2007, as compared to the prior year period, primarily due to changes in stock-based compensation expense resulting from fluctuations in the market price of the Company's common stock.

Consolidated investment, interest and other income declined $3.2 million in the first quarter of 2007, as compared to the prior year period, primarily from lower returns on marketable securities and other short-term investments.

REORGANIZATION PROCEEDINGS OF PALCO AND ITS WHOLLY OWNED SUBSIDIARIES

Prior to the issuance of this press release, MAXXAM filed its report on Form 10-Q with the Securities and Exchange Commission. The Notes to Financial Statements and other sections of the Form 10-Q discuss the impact of Palco and Scopac on the Company's consolidated financial results.

On January 18, 2007, the Debtors, Palco and its five wholly owned subsidiaries, including Scopac, filed separate voluntary petitions in the United States Bankruptcy Court for the Southern District of Texas for reorganization under Chapter 11 of the Bankruptcy Code. The six companies that filed for voluntary protection are Palco, Scopac, Britt Lumber Co., Inc., Scotia Development LLC, Salmon Creek LLC and Scotia Inn Inc.. The six bankruptcy cases are being jointly administered, with the Debtors managing their businesses in the ordinary course as debtors-in-possession subject to the control and supervision of the Bankruptcy Court.

The filing of the bankruptcy cases was precipitated by liquidity shortfalls at Palco and Scopac and the resultant inability of the two companies to make January 2007 interest payments on their respective debt obligations. These financial difficulties arose from regulatory restrictions and limitations on timber harvest, increased timber harvesting costs and cyclical lumber prices. Both Palco and Scopac undertook various efforts in 2006 to generate additional liquidity to satisfy their respective debt obligations; however, the cash generated from their efforts, together with their cash flows from operations, was not sufficient to cover their respective interest payment shortfalls in January 2007.

The Debtors' overall objectives in the bankruptcy cases are to achieve an operational and financial restructuring of each of the Debtors' long-term debt obligations in view of estimated lower harvest levels, increased regulatory compliance costs and cyclical lumber prices, and also to continue their businesses. There can be no assurance that the Debtors will be able to attain these objectives and achieve a successful operational and financial reorganization.

OTHER MATTERS

As previously announced in prior earnings statements, MAXXAM may from time to time purchase shares of its common stock on national exchanges or in privately negotiated transactions.

Company press releases may contain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.

MAXXAM INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions of dollars, except per share amounts)

	Three Months Ended
	March 31,
	2007 (1)	2006
	(Unaudited)
Net sales:
Forest products	$4.4	$37.8
Real estate	11.6	29.0
Racing	12.7	13.4
	28.7	80.2

Costs and expenses:
Cost of sales and operations:
Forest products	4.3	33.6
Real estate	5.3	8.3
Racing	10.8	11.2
Selling, general and administrative expenses	10.0	12.7
Gain on sales of timberlands and other assets	(0.1)	(0.7)
Depreciation, depletion and amortization	4.5	8.8
	34.8	73.9

Operating income (loss):
Forest products	(3.0)	(5.5)
Real estate	(0.6)	12.9
Racing	(0.6)	(0.1)
Corporate	(1.9)	(1.0)
	(6.1)	6.3

Other income (expense):
Investment, interest and other income	1.2	4.4
Interest expense	(7.1)	(19.6)
Amortization of deferred financing costs	(0.3)	(0.6)
Loss before income taxes and cumulative effect of accounting change	(12.3)	(9.5)
Benefit (provision) for income taxes	-	-
Loss before cumulative effect of accounting change	(12.3)	(9.5)
Cumulative effect of accounting change, net of tax	-	(0.7)
Net loss	$(12.3)	$(10.2)

Basic and diluted loss per common and common equivalent share before cumulative effect of accounting change
	$(2.33)	$(1.59)

Cumulative effect of accounting change	-	(0.12)

Basic and diluted loss per common and common equivalent share after cumulative effect of accounting change
	$(2.33)	$(1.71)

(1) Amounts attributable to the forest products segment are for the period from January 1, 2007, through January 18, 2007.